Exhibit 5.3

CONSENT OF ROBERT CHESHER, FAusIMM (CPMET)

I, Robert Chesher, FAusIMM (CPMET), hereby consent to the use of and reference to my name, and the use of and inclusion and incorporation by reference in the Registration Statement on Form F-10 of MAG Silver Corp. of the technical report entitled “Juanicipio Mineral Resource and Mineral Reserves NI 43-101 Technical Report”, signing date March 27, 2024 with an effective date of March 4, 2024 (the “Technical Report”) and the information derived therefrom and all other references to the Technical Report included or incorporated by reference in the Registration Statement on Form F-10 of MAG Silver Corp.

Sincerely,

/s/ Robert Chesher
Robert Chesher, FAusIMM (CPMET)
May 31, 2024